Exhibit 99.1

October 30, 2015
Earnings Report
September 30, 2015

Dear Shareholders:

We are pleased to announce continued growth for Kentucky Bancshares, Inc. Total assets were $933.5 million as of September 30, 2015 compared to $794.1 million as of September 30, 2014. Year-to-date net income was $5.2 million for the period ending September 30, 2015 compared to $5.4 million for the same period in 2014.

The overall increase in total assets was driven by the merger of Madison Bank with Kentucky Bank on July 24, 2015. We are honored to be welcomed by such wonderful customers and a vibrant and thriving community. While all mergers present unique opportunities and challenges, we continue to work hard to finalize the transition and expand the relationships fostered by Madison Bank throughout the years.

Year-to-date diluted earnings per share was $1.85 for the period ending September 30, 2015 compared to $1.99 for the same period last year. The change from year-to-year is attributable to a larger number of shares outstanding and driven by higher loan loss provision and higher non-interest expense, partially offset by higher net interest income and lower tax expense. Provision expense is higher due to the growth in our loan portfolio. While our credit quality remains strong and favorable to peers, we feel it is prudent to increase our provision because of our recent loan growth. Non-interest expense increased due, in part, to merger related expenses associated with the acquisition of Madison Financial Corporation, which closed on July 24, 2015. Net interest income is higher due to our loan and investment growth. Tax expense is lower due to purchased tax credits and increased exemptions associated with our captive insurance subsidiary.

The third quarter of 2015 was a productive quarter for us. In addition to the Madison Bank merger, we were privileged to retain the title sponsorship of the Kentucky Bank Tennis Championships, which is a USTA Pro Circuit tournament. This is the only professional tennis event held in Kentucky and includes singles and doubles play, as well as community outreach programs. In addition, we have been partnering with the Breeders' Cup Festival as a sponsor for the events leading up to the 2015 Breeders' Cup. These and other partnerships illustrate our commitment to our local communities and the state as a whole.

Considering our industry's continued challenges, we are proud of our recent growth and expansion. Interest rates remain low and are influenced by both national and global forces. These low rates, combined with significant price competition, caused both investing and lending rates to be less than optimal. In addition, we continue to face new and complex regulatory requirements. These factors exert downward pressure on revenues and upward pressure on costs, and require us to identify new ways for deeper market penetration and further diversification of revenue sources. To that end, our customers will see product upgrades and delivery channel enhancements in the coming months. We will continue to do everything possible to accomplish what is in the long term best interest of our shareholders, customers, and employees.

As always, we appreciate your support.

/s/Louis Prichard
Louis Prichard
President, CEO






                                         UNAUDITED
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
CONSOLIDATED BALANCE SHEET
(in thousands)
                                                                                 Percentage
                                                   9/30/2015      9/30/2014        Change

Assets
  Cash & Due From Banks                            $  19,752      $  15,822         24.8%
  Interest Bearing Time Deposits                       4,874          1,280        280.8
  Securities                                         238,600        214,143         11.4
  Trading Assets                                       5,480          5,325          2.9
  Loans Held for Sale                                  1,520            754        101.6
  Loans                                              612,504        510,994         19.9
  Reserve for Loan Losses                              6,142          5,706          7.6
    Net Loans                                        606,362        505,288         20.0
  Federal Funds Sold                                   3,129            140       2135.0
  Other Assets                                        53,825         51,372          4.8
     Total Assets                                  $ 933,542      $ 794,124         17.6%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                         $ 201,644      $ 161,174         25.1%
    Savings & Interest Checking                      305,273        251,508         21.4
    Certificates of Deposit                          204,088        175,636         16.2
      Total Deposits                                 711,005        588,318         20.9
  Repurchase Agreements                               19,918         11,289         76.4
  Other Borrowed Funds                               107,508        110,430         -2.6
  Other Liabilities                                    6,522          7,988        -18.3
    Total Liabilities                                844,953        718,025         17.7
  Stockholders' Equity                                88,589         76,099         16.4
    Total Liabilities & Stockholders' Equity       $ 933,542      $ 794,124         17.6%
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


CONSOLIDATED INCOME STATEMENT
(in thousands)
                                                  Nine Months Ending                    Three Months Ending
                                                                  Percentage                            Percentage
                                           9/30/2015   9/30/2014    Change       9/30/2015   9/30/2014    Change
Interest Income                            $ 24,207    $ 22,170       9.2%       $ 8,641     $ 7,482       15.5%
Interest Expense                              2,983       2,804       6.4          1,043         944       10.5
  Net Interest Income                        21,224      19,366       9.6          7,598       6,538       16.2
Loan Loss Provision                           1,025         500     105.0            375         300       25.0
  Net Interest Income After Provision        20,199      18,866       7.1          7,223       6,238       15.8
Other Income                                  8,882       7,427      19.6          2,990       2,490       20.1
Other Expenses                               23,494      20,194      16.3          8,569       6,965       23.0
  Income Before Taxes                         5,587       6,099      -8.4          1,644       1,763       -6.7
Income Taxes                                    409         704     -41.9            103          43     -140.0
  Net Income                               $  5,178    $  5,395      -4.0%       $ 1,541     $ 1,720      -10.4%
Net Change in Unrealized Gain (Loss)
 on Securities                                  766       5,080     -84.9          1,989          99     1909.1
  Comprehensive Income (Loss)              $  5,944    $ 10,475     -43.3%       $ 3 530     $ 1,819       94.1%

Selected Ratios
  Return on Average Assets                     0.78%       0.91%                    0.66%       0.85%
  Return on Average Equity                     8.47        9.81                     7.14        9.06

  Earnings Per Share                        $  1.85     $  1.99                  $  0.52     $  0.63
  Earnings Per Share - assuming dilution       1.85        1.99                     0.52        0.63
  Cash Dividends Per Share                     0.78        0.75                     0.26        0.25
  Book Value Per Share                        29.65       27.97
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  Market Price                         High        Low         Close
    Third Quarter '15                 $33.00      $30.05      $30.16
    Second Quarter '15                 32.35       27.75       31.40